Exhibit 99.1

Refco Public Commodity Pool, L.P.

c/o RefcoFund Holdings, LLC
One World Financial Center
200 Liberty Street – Tower A
New York, New York  10281

August 14, 2006

Re:  Update on Current Status of Fund Operations

Dear Investor:

I am writing to inform you of certain further recent developments concerning your investment in the Refco Public Commodity Pool, LP (the “Fund”).

As previously announced in the notice dated July 11, 2006, PlusFunds Group, Inc. (“PlusFunds”) ceased providing investment management services to the SPhinX Managed Futures Fund SPC and its related entities (the “SPhinX Funds”) as of July 31, 2006. PlusFunds has further announced that it has entered into an extension of the wind-down agreement with the SPhinX Funds, whose insolvency proceedings are pending in the Cayman Islands under the control of the Joint Official Liquidators (“JOLs”). The Extension Agreement will allow PlusFunds to continue providing non-investment-related services to the SPhinX Funds through August 15, 2006, but may be mutually extended. The United States Bankruptcy Court for the Southern District of New York approved the extension of the wind-down agreement by order entered on July 31, 2006. Please see the attached notice from PlusFunds regarding these events.

We continue to work with the Fund’s legal counsel to investigate various liquidation options, to monitor the SPhinX Fund matters discussed above, and to take any appropriate actions to recover losses. We will provide you with additional information as it arises.

If you have any questions regarding any of the aforementioned developments, please do not hesitate to contact your financial adviser.

Sincerely,

Robert I. Shapiro

President and Manager

RefcoFund Holdings, LLC